EXHIBIT 3(c)


                    CERTIFICATE OF AMENDMENT

             TO AMENDED ARTICLES OF INCORPORATION OF

                       OHIO POWER COMPANY

                  BY THE BOARD OF STOCKHOLDERS


     The undersigned Assistant Secretary of Ohio Power Company, an Ohio corporation (the "Company"), with its principal office located at Canton, Ohio, does hereby certify that a meeting of shareholders of the Company entitled to vote on two amendments to the Amended Articles of Incorporation of the Company (the "Amendments") was duly called for the purpose of adopting the Amendments and held on the twenty-eighth day of February, 1997, at which a quorum of each of the common shareholders and preferred shareholders was present in person or by proxy. The undersigned further certifies that by the affirmative vote of the holders of shares entitling them to exercise more than two-thirds of the voting power of each class of stock of the Company the following resolution to amend the Amended Articles of Incorporation was adopted under authority of subdivision (B) of
Section 1701.71 of the Ohio Revised Code:
          RESOLVED, that the Amended Articles of Incorporation of the Company be, and they hereby are, further amended by deleting in its entirety ARTICLE FOURTH, Clause 7(B)(b) thereof.

     The undersigned further certifies that by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company the following resolution to amend the Amended Articles of Incorporation was adopted under authority of subdivision (A) of Section 1701.71 of the Ohio Revised Code:

     RESOLVED, that the Amended Articles of Incorporation of the Company be, and they hereby are, further amended by adding the following paragraph to the end of ARTICLE FOURTH, Clause 3:

          The Corporation may from time to time, by action of its Board of Directors and without action by the holders of the Common Stock or any class of the Cumulative Preferred Stock, purchase or otherwise acquire shares of any class of the Cumulative Preferred Stock in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of the Cumulative Preferred Stock outstanding at the time of the purchase or acquisition in question.

     IN WITNESS WHEREOF, the undersigned Assistant Secretary of Ohio Power Company, acting for and on behalf of said corporation, has hereunto subscribed his name this 6th day of March, 1997.
                              OHIO POWER COMPANY


                              By:__/s/ John M. Adams, Jr.___
                                    John M. Adams, Jr.
                                    Assistant Secretary